UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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    14a-6(e)(2))
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[ ] Soliciting Material Pursuant to ss.240.14a-12

                                 PHH CORPORATION
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

                         PENNANT CAPITAL MANAGEMENT, LLC
                         PENNANT OFFSHORE PARTNERS, LTD.
                          PENNANT ONSHORE PARTNERS, LP
                          PENNANT ONSHORE QUALIFIED, LP
                            PENNANT SPINNAKER FUND LP
                            PENNANT WINDWARD FUND, LP
                           PENNANT WINDWARD FUND, LTD.
                                  ALAN FOURNIER
                                 ALLAN Z. LOREN
                              GREGORY J. PARSEGHIAN

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                              Investor Presentation
                                 PHH Corporation
                                  May 20, 2009




Pennant Capital                                   26 Main Street, Suite 203
Management, LLC                                   Chatham, NJ 07928
                                                  Phone 973-701-1100
                                                  Fax 973-701-9005

IMPORTANT INFORMATION


This presentation was prepared in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders (the "Annual Meeting") of PHH Corporation ("PHH"). Pennant Capital Management, LLC ("Pennant") and the other participants in its solicitation filed a revised preliminary proxy statement with the SEC on May 4, 2009 and intend to file a definitive proxy statement. When completed, the definitive proxy statement will be distributed to stockholders of PHH. INVESTORS AND SECURITY HOLDERS OF PHH ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Pennant, Pennant Spinnaker Fund LP, Pennant Offshore Partners, Ltd., Pennant Onshore Partners, LP, Pennant Onshore Qualified, LP, Pennant Windward Fund, LP, Pennant Windward Fund, Ltd., Alan Fournier, Allan Z. Loren and Gregory J. Parseghian are participants in the solicitation of proxies from PHH stockholders for the Annual Meeting. Information regarding such participants and a description of their direct and indirect interests in such solicitation, by securities holdings or otherwise, is contained in the revised preliminary proxy statement filed by them with the SEC on May 4, 2009.

                                     * * * *

Except for (i) historical market data, (ii) background information concerning Pennant, Allan Z. Loren and Gregory J. Parseghian, and (iii) as is otherwise clear from the context, and whether or not explicitly described as such, all statements in this presentation are the views, opinions and beliefs of Pennant.

TABLE OF CONTENTS
-----------------

I.    Background

II.   Timeline

III.  Urgency of this Vote

IV.   Our Objective

V.    Why Are We Taking This Action?

VI.   PHH Board Failures

VII.  Biographies of Independent Nominees

VIII. Stock Performance

        Appendix I

I.   BACKGROUND
     ----------


|X| Pennant Capital Management LLC ("Pennant") manages over $2.6 billion in investor capital.

     -    Pennant is not, and does not aspire to be, an "activist stockholder."

|X| Funds managed by Pennant collectively own 9.97% of the outstanding common stock of PHH Corporation ("PHH"), making us PHH's largest shareholder.

|X|   Pennant's history with PHH:

     -    Shareholder since April 2006.

     - Opposed sale of PHH to General Electric Capital Corp. and Blackstone in 2007 because of its poor timing and inadequate price.

          o Wrote to the PHH board of directors (the "Board") in April, June and August 2007 to explain clearly and in detail why we believed the GE / Blackstone transaction was not in the best interests of PHH's stockholders. Publicly filed these letters with amendments to our Schedule 13D.

     - For the past year, we have actively encouraged the PHH Board and senior management to take specific steps to more effectively create shareholder value.

II.  TIMELINE
     --------

|X| April 2, 2008 - Pennant meets with CEO Terry Edwards and other members of management for wide-ranging discussion of business and conveys view on perceived deficiencies in management compensation arrangements.

|X| May 9, 2008 - Following 1Q 2008 earnings call, Pennant expresses concern to Terry Edwards about public communications by him and other members of management.

|X| May 12, 2008 - Pennant reiterates concern in letter to Terry Edwards (see Appendix I) and encourages management to present a more open and balanced discussion of underlying earnings results and normalized profit potential.

|X| June 4, 2008 - Pennant speaks with Terry Edwards and another management member at industry conference following PHH presentation. Terry states that there is no such thing as "normal" in mortgage industry anymore in response to question about PHH's normalized earnings power.

|X| August 19, 2008 - Pennant meets with Chairman "Buzzy" Krongard and mentions Greg Parseghian as mortgage industry expert whom Pennant believes would bring PHH tremendous experience at a critical time for PHH. Buzzy indicates interest in Greg's background and in meeting with him as a potential Board member.

|X| November 10, 2008 - PHH holds 3Q 2008 earnings call and introduces for the first time, with few details, the possibility of acquiring a bank. States that "becoming a depository has been part of our strategic plan for years."

|X| November 19, 2008 - Pennant meets for first time with CFO Sandra Bell, who advises she is undertaking a strategic review of PHH's businesses. Pennant is impressed with Sandra but concerned that, as a new and junior member of management, she has limited ability to drive change at PHH.

|X|  November 21, 2008 - Messrs. Krongard and Parseghian meet.

|X|  November 24, 2008 -

          o Pennant speaks with Mr. Krongard to discuss Pennant's concerns about PHH and the plans and capability of management to deal with those concerns.

          o Pennant proposes to Mr. Krongard that PHH form a special committee of non-management directors, including Greg Parseghian, to underscore importance and urgency of Sandra Bell's strategic business review.

          o    Mr.  Krongard  dismisses  suggestion  of  special  committee  and advises Pennant that, although he was impressed with Mr. Parseghian, other members of Board had expressed concern about Mr. Parseghian's past association with Freddie Mac and that two other Board candidates were being considered ahead of Mr. Parseghian.

|X| November 25, 2008 - Pennant Schedule 13D filing details November 24 proposals, expresses hope that the Board will seriously consider these proposals,  but states that if the Board does not adopt them Pennant  "will actively consider all available steps ...."

          o At market close on November 26, 2008, PHH stock price jumps 14.8% from close on November 25, 2008, as compared to 4.5% increase in Russell 2000 Financial Services Index.

|X| March 11, 2009 - Pennant sends formal notice to PHH, just prior to deadline under bylaws, that it intends to nominate the Independent Nominees for election to the Board at the 2009 annual meeting of stockholders.


III.     URGENCY OF THIS VOTE


|X| Market Valuation: Within the last 6 months, PHH's stock has traded as low as 20% of tangible book value. Even today, after a recent run-up, PHH's stock continues to trade at a discount. Recent run-up coincides with, among other things, improvements in refinancing expectations, Pennant's announcement of Board nominees and generally strong performance for financially-related stocks.

     - Without meaningful improvements in communications, incentive compensation structure and sustained mortgage profitability, PHH's stock could potentially revisit such low valuations if the current refinancing boom dissipates.

|X| Refinancing Risk. PHH has a large unsecured credit facility - with nearly $1 billion drawn at March 31, 2009 - that matures in January 2011.

     - Given recent declines in PHH Fleet's profitability and the lack of sustained mortgage profitability in recent years, lenders may question PHH's prospects for long-term sustained profitability, which may affect PHH's ability to refinance the credit facility on commercially acceptable terms.

     - PHH had been profitable in years preceding most recent amendment and extension of credit agreement in January 2006.

IV.  OUR OBJECTIVE
     -------------

|X| Our objective is to replace Board Chairman Krongard and CEO Edwards with our two Independent Nominees - Allan Loren and Greg Parseghian.

     - Messrs. Krongard and Edwards bear significant responsibility for a number of self-inflicted problems facing PHH, and we have lost confidence in them.

     - Mr. Krongard has told us that the PHH Board is "tired." Now is the time to rejuvenate the company by adding new, dynamic leadership to the PHH Board.

     - Greg Parseghian will bring to the PHH Board substantial mortgage industry experience and Allan Loren will bring to the Board the talents of an independent director with a proven track record of creating stockholder value and implementing change as chief executive officer of a well-known public company.

     -    We are not seeking control: ---

          o Our goal is for the new Board to seriously consider our constructive criticisms and to address them in a thoughtful and deliberate manner.

          o We believe that Messrs. Loren and Parseghian have the right experience and drive to spearhead that important effort.

V.   WHY ARE WE TAKING THIS ACTION?
     ------------------------------

|X|  We remain optimistic about PHH's businesses and see substantial value.

     - PHH is the only private label mortgage outsourcer of size in the U.S., and the recent downturn will result in great opportunity for PHH.

     - PHH Fleet is the 2nd largest player in the fleet management industry in the U.S. and Canada combined. It can once again be a stable cash flow business.

     - We estimate normalized earnings power of at least $4 per share and believe that fair value is in excess of $40 per share.

|X|  We are dissatisfied with Company performance:


                                                Reported Segment Profit
                                                    ($ in millions)

--------------------- ----------------- --------------------- ------------------- ------------------------- ------------------------
                              2005                2006                  2007                2008                     1Q 2009
--------------------- ----------------- --------------------- ------------------- ------------------------- ------------------------
Mortgage Production           $(17)              $(152)                $(225)              $(93)                      $113
--------------------- ----------------- --------------------- ------------------- ------------------------- ------------------------
Mortgage Servicing            $140                 $44                   $75               $(430)                    $(118)
--------------------- ----------------- --------------------- ------------------- ------------------------- ------------------------
Fleet Management               $80                $102                  $116                $62                        $7
--------------------- ----------------- --------------------- ------------------- ------------------------- ------------------------

     ---------------------------------------


|X|  Under the leadership of Messrs. Krongard and Edwards, the company:

     - Attempted a sale to GE / Blackstone for insufficient value and at an inopportune time.

     -    Has failed to understand PHH's normalized earnings potential.

     - Has structured management incentives based on significant factors outside employees' control.

     - May not have focused sufficiently on the profitability of individual clients.

     - Was too slow to pass through escalating Fleet funding costs to clients.

     -    Has failed to communicate effectively,  leaving stockholders,  ratings
          agencies,   providers  of  capital  and   potential   customers   with
          comparisons to failed and failing mortgage lenders.

     - Has recently failed to capitalize on outsourcing opportunities, signing no new private label clients in 4Q 2008 and only one new private label client in 1Q 2009.

VI.  PHH BOARD FAILURES
     ------------------

|X|  Attempted sale to GE / Blackstone for insufficient value.

     -    Sale structure resulted in significant tax leakage.

     -    Sale proposed during financial restatements and cyclical downturn.

     - Priced at less than a 12% premium to prior day's and average 6 months' prior trading.

     - Sale implied mortgage business valuation of less than 5x mortgage EPS using management's projections of 2009 earnings and less than 3.5x our estimate of normalized mortgage EPS.

|X|  Have failed to understand PHH's normalized earnings potential.

     -    Unable to describe normal earnings power of the company.

     - Even stated that in this economy there may be no such thing as normalized earnings power.

     - The failure to understand and articulate normalized earnings power affects or interferes with establishing effective employee incentives, making capital allocation decisions, dealing with ratings agencies, extending debt maturities and communicating with stockholders.

|X| Established management incentives based on significant factors outside employees' control.

     - Performance targets are based on specified pre-tax income targets typically set annually in March.

     - Achievement of targets depends on external factors such as future interest rates and market driven gain-on-sale margins, which cannot be controlled by employees and cannot be known by management when targets are set.

|X|  Focus on profitability.

     - Questionable whether PHH has historically focused sufficiently on profitability of individual clients.

          o In November 2008, management conveyed to Pennant its suspicion that some clients were insufficiently profitable across the business cycle.

          o    Without   understanding   profitability,   how  can  PHH   pursue
               profitable growth and evaluate existing clients and cost cutting efforts?

     -    Too slow to reduce mortgage origination costs.

     -    Failed to target profitability as goal for mortgage production segment
          - set target of breakeven.

|X|  Too slow to pass through escalating Fleet funding costs to clients.

     - Rising interest costs were identified by PHH as early as November 2007, but not until 4Q 2008 were meaningful attempts made to pass through interest rate increases to clients.

     - As a result, full recovery to Fleet's normalized earnings power has been meaningfully delayed.

|X|  Has recently failed to capitalize on outsourcing opportunities.

     - Despite asserting that the company has great opportunities to sign new outsourcing clients, success has been limited since September 2008, with no new private label client signings in 4Q 2008 and only one new private label client signing in 1Q 2009.

     ---------------------------

|X|  Public communications failures.

     -    No investor conference calls between March 2006 and February 2008.

     -    3Q 2008 earnings conference call was poorly handled.

          o    Surprise   introduction  of  bank  acquisition  strategy  without
               sufficient clarity.

          o PHH stock dropped 36.7% by the close of the day after the conference call, as compared to a drop of 5.1% for the Russell 2000 Financial Services Index for that period.

     -    Inability  to  articulate  earnings  power  of the  company.

     - Often referred to industry problems without highlighting that the company is an outsource service provider, not a balance sheet lender.

          o Failed to highlight that PHH is not comparable to many troubled financial companies.

          o In April 2009 press release, claimed credit for being more sound than competitors Countrywide, IndyMac and Washington Mutual, which either failed or were acquired under distressed circumstances.

     -    In  today's  environment,   how  can  management  recruit  and  retain
          outsourcing clients and ensure access to liquidity if they cannot properly communicate PHH's attributes and earnings power?

VII. BIOGRAPHIES OF INDEPENDENT NOMINEES
     -----------------------------------


Greg Parseghian

|X| 2007 - 2008: Director of Research for Brahman Capital, a hedge fund managing in excess of $1 billion of its clients' capital.

|X|  June 2003 - December 2003: Chief Executive Officer of Freddie Mac.

|X| 1996 - 2003: Chief Investment Officer of Freddie Mac. Led a team of more than 200 professionals responsible for management of that firm's $600 billion retained mortgage portfolio, its $120 billion non-mortgage contingency and liquidity portfolio, its issuance of debt and mortgage-backed securities and its asset/liability risk management.

|X| 1982 - 1995: Executive positions at First Boston Corp., BlackRock Financial Management and Salomon Brothers.

|X| Currently serves on the board of directors of the Armenian Church Endowment Fund and The Langley School, both of which are non-profit organizations, and Everquest Financial, Ltd., a specialty finance holding company.

|X|  Mr.  Parseghian  holds  a B.S.  in  Economics  and a  Masters  in  Business
     Administration   in  Finance  from  The  Wharton   School,   University  of
     Pennsylvania.

VII. BIOGRAPHIES OF INDEPENDENT NOMINEES
     -----------------------------------


Allan Loren

|X| 2000 - 2004: Chairman and Chief Executive Officer of Dun & Bradstreet. Created and implemented D&B's "Blueprint for Growth" strategy. During his five years leading the company, Mr. Loren grew D&B's earnings per share from $1.71 to $2.98, increased free cash flow from $164 million to $239 million per year, and produced a total stockholder return of 378%.

|X| 1994 - 2000: Executive Vice President and Chief Information Officer of American Express.

|X|  1991 - 1994:   President   and  Chief   Executive   Officer   of  Galileo
     International.

|X| 1988 - 1990: President of Apple Computer USA and Chief Information Officer of Apple Computer from 1987 to 1988.

|X| 1971 - 1987: Chief Administrative Officer (1979 - 1987) and Chief Information Officer (1971 - 1979) of Cigna.

|X| Currently serves on the board of directors of Fair Isaac Corporation and on the board of trustees of Queens College, City University of New York. Mr. Loren previously served on the boards of directors of Hershey Foods, Reynolds & Reynolds, U.S. Cellular, and Venator Group (currently known as Foot Locker, Inc.). He also served as Distinguished Executive in Residence at Rutgers University Business School.

|X| Mr. Loren graduated with a B.S. in Mathematics from Queens College, City University of New York in 1960 and undertook graduate studies in mathematics and statistics at American University from 1961 to 1964. Mr. Loren also attended Stanford University's Executive Management Program in 1979.

VIII. STOCK PERFORMANCE
      -----------------

|X| In November 2008, at the time of the 3Q 2008 earnings call, the stock traded as low as approximately 20% of tangible net book value.

|X| In the 3 months prior to Pennant's March 9, 2009 Schedule 13D amendment announcing this proxy contest, PHH traded at no more than 49% of PHH's reported tangible net book value.

|X| From March 9, 2009 through May 4, 2009, PHH shares have appreciated 83.9%, versus 43.8% for the Russell 2000 Financial Services Index. Is this run-up attributable to the leadership and credibility of PHH's incumbent Board, or to other circumstances such as:

     o    A recently improved industry forecast for mortgage refinancings?

     o    An improvement in the market generally?

     o Pennant's announcement of a proxy contest to replace Messrs. Krongard and Edwards with the Independent Nominees?

          - The time to address the failures of Messrs. Krongard and Edwards is now!


           VOTE THE GOLD CARD TO REPLACE MESSRS. KRONGARD AND EDWARDS WITH OUR INDEPENDENT NOMINEES - ALLAN LOREN AND GREG PARSEGHIAN

Appendix I - Text of May 12, 2008 Letter from Pennant to Terry Edwards

Terence Edwards, President and Chief Executive Officer
PHH Corp.
3000 Leadenhall Road
Mount Laurel, NJ 08054



                                                           Chatham, May 12, 2008
Dear Terry,

     Following our phone conversation on Friday May 9, 2008, we would like to reiterate our concerns regarding the communication of PHH's results and encourage a more open and balanced discussion of the Company's underlying earnings results and normalized profit potential. We also hope that you use the opportunity inherent in the CFO search to hire an executive who is an effective communicator with investors, preferably with public company experience, and who has a track record of driving long-term shareholder value.

     In the first quarter of 2008, mortgage results were affected by a number of unusual positive as well as negative impacts. We noticed that the positives, such as the break-up fee and the fair value accounting adjustments, were clearly highlighted and quantified on the first page of the earnings release, effectively encouraging investors to look at results without these benefits. In contrast, the substantial unusual negatives in the quarter, i.e. the warehouse losses associated with the widening spreads and the unusually large risk management and hedging losses in both production and servicing, were only quantified deep into the release. Even in the Q&A you hesitated to acknowledge the unsustainable nature of these negatives in order to "not set the bar too high". You missed an opportunity to highlight the unusual nature of the market dislocations caused by the extraordinary developments at Thornburg and others. Similarly, you failed to mention that absent the warehouse losses, the gain on sale margins in 2008 to date have been the best in several years. This makes it difficult for most investors to appreciate the strong underlying performance in the quarter, a fact that was confirmed by conversations we had with other shareholders who, while reasonably familiar with your company, were nevertheless confused by the presentation of the results. Equally important, we have observed for some time that the Company shies away from, or downplays, estimates of normal margins in the production and servicing businesses.

     We understand that your communications style is rooted in modesty, conservatism and recognition of the fact that many drivers of profitability are out of your control. While in most circumstances, these are of course commendable traits, in this case we strongly believe that they are misplaced....
This isn't just a case of a shareholder "blaming the messenger". You showed great vision and restraint by staying out of the more exotic mortgages prior to 2007 and you are now extremely well positioned to prosper in the new environment. Yet your earnings release and call paint the picture of just another deeply troubled mortgage company. This is detrimental to the availability and cost of funding, for both debt as well as equity-like capital such as your recent convertible note sale. It also makes it more difficult for the rating agencies to understand the earnings power of your business. Furthermore, painting a picture of weakness undoubtedly makes it harder to convince potential outsourcing clients to partner with you and it hurts staff morale.

     We strongly encourage you to offer a clearer, more open and more balanced discussion of the underlying business performance and future potential going forward. The earnings release should prominently highlight and quantify not only one-time benefits but also unusual headwinds. While we don't expect you to forecast the future effects of changes in spreads and changes in the yield curve, there should be a discussion of underlying margins and how that compares against your long-term expectations. In investor presentations, you should explain and try to quantify your structural advantages relative to the industry, such as the lower costs and the higher credit quality associated with your non-commissioned call center operation. As discussed on Friday, we believe that the recent opening of the position of the Chief Financial Officer represents an opportunity to hire someone who a) communicates effectively with the capital markets regardless of the inherent complexities and b) has a clear vision of creating shareholder value, such as through an eventual spin-off of the mortgage or fleet business. Finally, I want to emphasize that part of the role of an effective Chief Executive Officer is to be an advocate for the company he or she leads. Every conference call represents an opportunity to market our Company to customers and potential customers, employees, owners, creditors and rating agencies.

     Lui and I were encouraged by your reaction in our discussion on Friday and we look forward to seeing the ideas implemented. We thank you for your consideration and look forward to continuing to work with you. Please feel free to reach out to us should you wish to discuss the matter any further.

     With warm regards,


     Alan P. Fournier,
     Managing Member
     Pennant Capital Management LLC